UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 31, 2016

ALICO, INC.
(Exact name of registrant as specified in its charter)

Florida	0-261	59-0906081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10070 Daniels Interstate Court Fort Myers, Florida, 33913 (Address of principal executive offices)

Registrant’s telephone number, including area code: (239) 226-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Separation and Consulting Agreement with Clayton G. Wilson
On December 31, 2016, Alico, Inc. (the “Company”) entered into a Separation and Consulting Agreement with Clayton G. Wilson (the “Separation and Consulting Agreement”), the Company’s Chief Executive Officer, pursuant to which, as previously announced, Mr. Wilson will step down as Chief Executive Officer of the Company effective as of December 31, 2016. Under the Separation and Consulting Agreement, Mr. Wilson has also acknowledged and agreed that he will continue to be bound by the restrictive covenants set forth in his Employment Agreement with the Company. The Separation and Consulting Agreement provides that, subject to his execution, delivery, and non-revocation of a general release of claims in favor of the Company, Mr. Wilson will be entitled to vesting of any unvested portion of the restricted stock award granted to him on March 8, 2016. In addition, the Separation and Consulting Agreement provides that Mr. Wilson will serve as a consultant to the Company during 2017 and will receive an aggregate consulting fee of $750,000 for such services (payable $200,000 in an initial lump sum, $275,000 in a lump sum on July 1, 2017, and $275,000 in six equal monthly installments commencing July 31, 2017 and ending December 31, 2017). If the Company terminates the consulting period for any reason, it will continue to pay the consulting fees described in the immediately preceding sentence, subject to Mr. Wilson’s continued compliance with the restrictive covenants set forth in his employment agreement.
The foregoing description of the Separation and Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation and Consulting Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Employment Arrangements with Remy W. Trafelet, Henry R. Slack, and George R. Brokaw
On December 31, 2016, the Company entered into new employment agreements (collectively, the “Employment Agreements”) with each of Remy W. Trafelet, Henry R. Slack, and George R. Brokaw (collectively, the “Executives”). As previously announced, Mr. Trafelet will serve as the President and Chief Executive Officer of the Company, Mr. Slack will serve as the Executive Chairman of the Company, and Mr. Brokaw will serve as the executive Vice Chairman of the Company, and each of them will continue to serve on the Company’s board of directors. The Employment Agreements provide for an annual base salary (retroactive to January 1, 2016) of $400,000 in the case of Mr. Trafelet and $250,000 in the case of Messrs. Slack and Brokaw, and a stock option grant of 300,000 options in the case of Mr. Trafelet and 225,000 options in the case of each of Messrs. Slack and Brokaw (collectively, the “Option Grants”). The Option Grants will vest as follows: (i) 25% of the options will vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeds $60.00; (ii) 25% of the options will vest if such price exceeds $75.00; (iii) 25% of the options will vest if such price exceeds $90.00; and (iv) 25% of the options will vest if such price exceeds $105.00. If the applicable stock price hurdles have not been achieved by (A) the second anniversary of the Executive’s termination of employment, if the Executive’s employment is terminated due to death or disability, (B) the date that is 18 months following the Executive’s termination of employment, if the Executive’s employment is terminated by the Company without cause, by the Executive with good reason, or due to the Executive’s retirement, or (C) the date of the termination of the Executive’s employment for any other reason, then any unvested options will be forfeited. In addition, if the applicable stock price hurdles have not been achieved by the fifth anniversary of the grant date (or the fourth anniversary of the grant date, in the case of the tranche described in clause (i) above), then any unvested options will be forfeited. The Option Grants will also become vested to the extent that the applicable stock price hurdles are satisfied in connection with a change in control of the Company.
The Employment Agreements also provide that, if the applicable Executive’s employment is terminated by the Company without “cause” or the applicable Executive resigns with “good reason” (as each such term is defined in the Employment Agreement), then, subject to his execution, delivery, and non-revocation of a general release of claims in favor of the Company, the Executive will be entitled to cash severance in an amount equal to 24 months

(in the case of Mr. Trafelet) or 18 months (in the case of Messrs. Slack and Brokaw) of the Executive’s annual base salary.
The Employment Agreement includes various restrictive covenants in favor of the Company, including a confidentiality covenant, a nondisparagement covenant, and 12-month post-termination noncompetition and customer and employee nonsolicitation covenants.
The foregoing description of the Employment Agreements for Messrs. Trafelet, Slack, and Brokaw does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreements, which are attached hereto as Exhibits 10.2, 10.3, and 10.4, respectively, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(d)    Exhibits.
See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.
Date: January 4, 2017	By:	/s/ John E. Kiernan
	Name:	John E. Kiernan
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Separation and Consulting Agreement, dated as of December 31, 2016, by and between Alico, Inc. and Clayton G. Wilson.
10.2	Employment Agreement, dated as of December 31, 2016, by and between Alico, Inc. and Remy W. Trafelet.
10.3	Employment Agreement, dated as of December 31, 2016, by and between Alico, Inc. and Henry R. Slack.
10.4	Employment Agreement, dated as of December 31, 2016, by and between Alico, Inc. and George R. Brokaw.

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